Exhibit 99.1
National Interstate Corporation Announces Anthony (Tony) J. Mercurio Will Succeed David W. Michelson as Chief Executive Officer, Effective with 2016 Annual Meeting of Shareholders
RICHFIELD, Ohio, Dec. 21, 2015 (GLOBE NEWSWIRE) -- National Interstate Corporation (Nasdaq: NATL; National Interstate) today announced that Anthony (Tony) J. Mercurio will succeed David W. Michelson as Chief Executive Officer (CEO), effective as of the 2016 Annual Meeting of Shareholders. It is intended that Mr. Mercurio will be nominated to National Interstate’s Board of Directors and, if elected, will serve on the Board effective as of the same date. Mr. Michelson will continue to serve on National Interstate’s Board and as a senior advisor to the company following Mr. Mercurio’s assumption of the CEO role.
Mr. Mercurio, 42, is President and Chief Operating Officer of National Interstate. The Board of Directors promoted Mr. Mercurio to President on November 12, 2015. Originally joining the National Interstate organization in 1997, Mr. Mercurio has held numerous management and executive positions with our subsidiaries, National Interstate Insurance Company and Vanliner Insurance Company, throughout his tenure, including serving as Chief Executive Officer of Vanliner Insurance Company from 2010 through 2012. Prior to joining National Interstate, Mr. Mercurio held various product and management positions with Westfield Insurance Company and American International Group.
Mr. Michelson stated: “I have been privileged to work with so many good people over my long career at National Interstate, including our Board, officers, employees and customers. As I move into the next chapter of my life, I look forward to spending more time with my family. I know Tony will do a great job as my successor in the CEO role and I look forward to working with him in any way that I can be helpful.”
Jeff Consolino, Chairman, said, “We are very fortunate to have an executive like Tony, with demonstrated readiness to lead the company. We are also grateful for Dave’s outstanding contributions to National Interstate, including leading this orderly succession process. The Board is pleased that Dave will continue on in an advisory role and as a Director of the company.”

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company's insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE:AFG).
Contact:
Gary Monda
National Interstate Corporation

877-837-0339
investorrelations@natl.com
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